UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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RLI CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RLI CORP.
9025 North Lindbergh Drive
Peoria, Illinois  61615

March 26, 2004

Dear Shareholder:

Please consider this letter your personal invitation to attend the 2004 RLI Corp. Annual Shareholders Meeting. It will be held at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, the Company’s principal office, on May 6, 2004, at 2:00 P.M. CDT.

Business scheduled to be considered at the meeting includes the election of Class II directors and approval of the RLI Corp. Nonemployee Directors’ Stock Plan. In addition, we will review significant events of 2003 and their impact on you and your Company. Directors, officers and representatives of KPMG LLP will be available before and after the meeting to talk with you and answer any questions you may have.

Your vote is important to us, no matter how many shares you own. Shareholders will have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Check the proxy card forwarded by your bank, broker, other holder of record or our proxy administrators to see the options available to you. If you do attend the Annual Meeting and desire to vote in person, you may do so even though you have previously voted your proxy.

Thank you for your interest in your Company as well as your confidence and support in our future.

Sincerely,

Gerald D. Stephens, CPCU
Chairman of the Board

RLI CORP.
9025 North Lindbergh Drive
Peoria, Illinois  61615

Notice of Annual Meeting of Shareholders

May 6, 2004

To the Shareholders of RLI Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of RLI Corp. (“Company”) will be held at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, on Thursday, May 6, 2004, at 2:00 P.M. Central Daylight Time to:

1.       Elect four (4) directors for a three-year term expiring in 2007 or until their successors are elected and qualified;

2.       Consider and act upon a proposal to approve the RLI Corp. Nonemployee Directors’ Stock Plan; and

3.       Transact such other business as may properly be brought before the meeting.

Only holders of Common Stock of the Company, of record at the close of business on March 8, 2004, are entitled to notice of and to vote at the Annual Meeting.  This Proxy Statement and the enclosed Proxy are first being mailed or electronically delivered to shareholders entitled to notice of and to vote at the Annual Meeting on or about March 26, 2004.

By Order of the Board of Directors

Camille J. Hensey
Vice President and Corporate Secretary

Peoria, Illinois
March 26, 2004

It is important, regardless of the number of shares you hold, that you personally be present or be represented by proxy at the Annual Meeting. Even if you expect to attend, it is important that you complete the enclosed proxy card, and sign, date and return it as promptly as possible in the envelope enclosed for that purpose. You may also vote your shares by telephone or on the Internet by following the instructions on your proxy card. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Corporate Secretary of the Company prior to the convening of the Annual Meeting, or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, your proxy may be withdrawn upon request.

iii

RLI Corp.
9025 North Lindbergh Drive
Peoria, Illinois 61615

Proxy Statement

Annual Meeting of Shareholders
to be held
May 6, 2004

General Information

This Proxy Statement is furnished to the shareholders of RLI Corp. (“Company”) in connection with the solicitation, by the Board of Directors of the Company (“Board” or “Board of Directors”), of proxies to be used at the Annual Meeting of Shareholders to be held at 2:00 P.M. Central Daylight Time on Thursday, May 6, 2004, at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, and at any adjournments of the Annual Meeting.

Proxy Solicitation.   The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited in person or by telephone, facsimile or other electronic means, by directors, officers or employees of the Company. No additional compensation will be paid to such persons for their services. In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), the Company will reimburse banks, brokerage firms, investment advisors and other custodians, nominees, fiduciaries and service bureaus for their reasonable out-of-pocket expenses for forwarding soliciting material to beneficial owners of the Company’s Common Stock and obtaining their proxies or voting instructions.

Voting.   As many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Even if you expect to attend, it is important that you complete the enclosed proxy card, and sign, date and return it as promptly as possible in the envelope enclosed for that purpose. You may also vote your shares by telephone or on the Internet by following the instructions on your proxy card.

Each proxy will be voted in accordance with the shareholder’s specifications. If there are no such specifications, it will be voted as recommended by the Board of Directors. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the shareholder either by giving written notice to the Corporate Secretary at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, or by timely delivery of a properly executed proxy, including an Internet or telephone vote, bearing a later date, or by voting in person at the Annual Meeting. All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting.

Assuming the presence of a quorum, the election of directors requires the affirmative vote of a plurality of the votes cast by the holders of the outstanding shares of Common Stock. With respect to the election of directors, shareholders may vote in favor of all nominees, or withhold their votes as to all nominees, or withhold their votes as to specific nominees. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or at their own discretion if permitted by the NYSE or other organization of which they are members. Members of the NYSE are permitted to vote their clients’ proxies at their own discretion as to the election of directors if the clients have not furnished voting instructions within 10 days of the meeting. If an executed proxy is returned by a broker holding shares in street name that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters (a “broker non-vote”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to Proposal One. With respect to Proposal Two, broker non-votes will not be considered present at the Annual Meeting.

Mailing.   This Proxy Statement and enclosed Proxy are first being mailed or electronically delivered to shareholders entitled to notice of and to vote at the Annual Meeting on or about March 26, 2004.

Voting Via Telephone or the Internet.   Shareholders can save the Company expense by voting their shares over the telephone, toll-free from the United States or Canada, or by voting through the Internet. The voting procedures are designed to authenticate each shareholder by use of a control number, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any shareholder interested in voting by telephone or the Internet are set forth on the proxy card. The method of voting will not limit a shareholder’s right to attend the Annual Meeting.

Electronic Access to Proxy Materials and Annual Report.   This notice of Annual Meeting and Proxy Statement and the 2003 Annual Report are available on the Company’s Internet site under Investors at www.rlicorp.com. Shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save the Company the cost of producing and mailing these documents by following the instructions provided if you vote over the Internet or by telephone. Should you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail next year with voting instructions and the Internet address of those materials.

Shareholder Proposals.   To be included in the Board of Directors’ Proxy Statement for the 2005 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company on or before November 26, 2004. Proposals should be directed to the attention of the Corporate Secretary at 9025 North Lindbergh Drive, Peoria, Illinois, 61615. If a shareholder raises a matter at the 2005 Annual Meeting of Shareholders, the Company may exercise discretionary authority (vote the shares in the discretion of the persons appointed in the Proxy Card) unless the shareholder notifies the Company of the matter before February 10, 2005.

Shareholders Entitled to Vote.   At the close of business on March 8, 2004, the record date for the determination of shareholders entitled to vote at the Annual Meeting, the Company had 25,182,820 shares of Common Stock outstanding and entitled to vote. Common share ownership entitles the holder to one vote per share upon each matter to be voted at the Annual Meeting.

Share Ownership of Certain Beneficial Owners

Principal Shareholders.   The only persons or entities known to the Company who beneficially own more than five percent of the Company’s Common Stock as of December 31, 2003, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
		%
Franklin Resources, Inc.	1,574,287	6.3%
777 Mariners Island Boulevard
6th Floor
San Mateo, California 94404(1)

Gerald D. Stephens	1,601,276	6.3%
493 East High Point Drive
Peoria, Illinois 61614(2)

State Street Bank and Trust Company	2,503,447	9.9%
225 Franklin Street
Boston, Massachusetts 02110(3)

(1)                                  The information shown is based solely on a Schedule 13G dated February 12, 2004, filed by Franklin Resources, Inc., (“Franklin”), Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC, which filing indicates that one or more open- or closed-end investment companies or other managed accounts that are advised by direct and indirect investment advisory subsidiaries of Franklin have sole voting and sole dispositive power with respect to 1,567,236 shares. Messrs. Johnson and Johnson are the principal shareholders of Franklin.

(2)                                  Includes 23 shares allocated to Mr. Stephens under the ESOP (as defined below), over which Mr. Stephens has sole voting power and no investment power; 112,196 shares allocated to Mr. Stephens under the RLI Corp. Key Employee Excess Benefit Plan (“Key Plan”), over which Mr. Stephens has no voting or investment power; 32,183 shares held in custodian accounts for the benefit of Mr. Stephens’ grandchildren, over which Mr. Stephens has sole voting and investment power; 3,658 shares in the H. O. Stephens Trust for the benefit of Mr. Stephens’ mother, over which Mr. Stephens, as trustee, has sole voting and investment power; 38,212 shares owned by the Gerald D. and Helen M. Stephens Foundation, over which Mr. Stephens, as President, has sole voting and investment power; 371,992 exercisable stock options; and 10,387 shares held by a bank, as trustee, under an irrevocable trust established by the Company pursuant to the RLI Corp. Executive Deferred Compensation Agreement (“Deferred Agreement”). Excludes 70,356 shares owned by Mr. Stephens’ spouse, over which Mr. Stephens has no voting or investment power, as to which Mr. Stephens disclaims beneficial ownership.

(3)                                  The information shown is based solely on a Schedule 13G dated February 6, 2004, filed by State Street Bank and Trust Company (“State Street”), which filing indicates, as of December 31, 2003, State Street, as trustee, held 2,184,088 shares on behalf of participants in the Company’s Employee Stock Ownership Plan (“ESOP”). State Street further disclosed sole voting power with respect to 293,771 shares, shared voting power with respect to 2,184,088 shares, sole dispositive power with respect to 318,359 shares and shared dispositive power with respect to 2,185,088 shares. Each ESOP participant or beneficiary may direct State Street as to the manner in which the shares allocated to each participant under the ESOP are to be voted. State Street has sole voting power with respect to all unallocated shares and sole investment power as to all allocated and unallocated shares, except as to those shares that are the subject of a participant’s diversification election. With respect to allocated shares for which no votes are received, State Street will vote such shares in proportion to the votes cast on behalf of allocated shares for which votes are received.

Directors and Officers. The following information is furnished as to the beneficial ownership of the shares of the Company’s Common Stock by each current director, nominee for director and named executive officer, and the directors and executive officers of the Company as a group, as of December 31, 2003:

Name of Individual or Number of Persons in Group	Amount and Nature of Beneficial Ownership (1)	Percent of Class
John T. Baily(2)(3)	1,309	*
Richard H. Blum(2)(11)	12,430	*
Joseph E. Dondanville(4)(10)(12)(13)	143,492	*
Camille J. Hensey(10)(12)(13)	45,914	*
William R. Keane(5)(11)	83,570	*
Gerald I. Lenrow(2)(6)(11)	50,758	*
Charles M. Linke(2)	2,073	*
F. Lynn McPheeters(2)(11)	14,419	*
Jonathan E. Michael(7)(10)(12)(13)	337,117	1.3%
Mary Beth Nebel(8)(10)(12)(13)	53,579	*
Edwin S. Overman(2)(11)	85,655	*
Gerald D. Stephens(9)(10)(12)(13)	1,601,276	6.3%
Michael J. Stone(10)(12)(13)	148,306	*
Edward F. Sutkowski(2)(11)	253,181	1.0%
Robert O. Viets(2)(11)(14)	65,072	*
Directors and executive officers as a group (16 persons)(10)(12)(13)	2,899,059	11.1%

*Less than 1% of Class.

  (1)                            Unless otherwise noted, each person has sole voting power and sole investment power with respect to the shares reported.

  (2)                            Includes shares held by a bank trustee under an irrevocable trust established by the Company pursuant to the RLI Corp. Director Deferred Compensation Plan (“Deferred Plan”) for the benefit of the following:  Mr. Baily 309 shares; Mr. Blum

4,166 shares; Mr. Lenrow 32,753 shares; Mr. Linke 573 shares; Mr. McPheeters 5,337 shares; Dr. Overman 66,755 shares; Mr. Sutkowski 69,671 shares; and Mr. Viets 27,161 shares. Each participating director has no voting or investment power with respect to such shares and disclaims beneficial ownership of such shares for purposes of Section 13(d) of the Securities Exchange Act of 1934.

  (3)                            Includes 1,000 shares held by Mr. Baily’s spouse as to which Mr. Baily claims beneficial interest.

  (4)                            Includes 600 shares held by Mr. Dondanville’s spouse in a custodian account for the benefit of their children, as to which Mr. Dondanville disclaims any beneficial interest.

  (5)                            Includes 28,486 shares owned by Mr. Keane as trustee under the Evelyn C. Keane Revocable Trust Agreement, as to which Mr. Keane claims beneficial interest.

  (6)                            Includes 905 shares held by Mr. Lenrow’s spouse in a custodian account for the benefit of their minor daughter, as to which Mr. Lenrow disclaims any beneficial interest.

  (7)                            Includes 29,870 shares allocated under the Key Plan, over which Mr. Michael has no voting or investment power.

  (8)                            Includes 1,240 shares held by Ms. Nebel in a custodian account for the benefit of her minor son, as to which Ms. Nebel claims beneficial interest.

  (9)                            Includes 112,196 shares allocated to Mr. Stephens under the Key Plan, over which Mr. Stephens has no voting or investment power; 32,183 shares held in custodian accounts for the benefit of Mr. Stephens’ grandchildren, over which Mr. Stephens has sole voting and investment power; 3,658 shares in the H. O. Stephens Trust for the benefit of Mr. Stephens’ mother, over which Mr. Stephens, as trustee, has sole voting and investment power; and 38,212 shares owned by the Gerald D. and Helen M. Stephens Foundation, over which Mr. Stephens, as President, has sole voting and investment power. Excludes 70,356 shares owned by Mr. Stephens’ spouse, over which Mr. Stephens has no voting or investment power, as to which Mr. Stephens disclaims beneficial interest.

(10)                            Includes shares allocated to the named persons under the ESOP with respect to which such persons have sole voting power and no investment power, except when any such person may diversify up to a percentage, not to exceed 50%, of such person’s ESOP benefit.  As of December 31, 2003, the following shares were allocated under the ESOP:

Mr. Dondanville 45,491 shares; Ms. Hensey 13,579 shares; Mr. Michael 75,521 shares; Ms. Nebel 25,427 shares; Mr. Stephens 23 shares; and Mr. Stone 10,233 shares.

(11)                            Includes shares that may be acquired by the named persons within 60 days of December 31, 2003, under the Directors’ Stock Option Plan for Outside Directors (“Director Plan”), upon the exercise of outstanding stock options as follows: Mr. Blum 8,264 shares;  Mr. Keane 18,900 shares; Mr. Lenrow 17,100 shares; Mr. McPheeters 9,082 shares; Dr. Overman 18,900 shares; Mr. Sutkowski 15,150 shares; and Mr. Viets 18,900 shares.

(12)                            Includes shares that may be acquired by the named persons within 60 days of December 31, 2003, under the Incentive Stock Option Plan (“ISOP”), upon the exercise of outstanding stock options as follows: Mr. Dondanville 78,002 shares; Ms. Hensey 16,991 shares; Mr. Michael 194,430 shares; Ms. Nebel 20,695; Mr. Stephens 371,992 shares; and Mr. Stone 114,850 shares.

(13)                            Includes shares allocated to the named persons which shares are held by a bank trustee under an irrevocable trust established by the Company pursuant to the Deferred Agreement for the benefit of the following: Mr. Dondanville 7,295 shares; Ms. Hensey 430 shares; Mr. Michael 13,358 shares; Ms. Nebel 3,593 shares; Mr. Stephens 10,387 shares; and Mr. Stone 15,153 shares. Each participant has no voting or investment power with respect to such shares and disclaims beneficial ownership of such shares for purposes of Section 13(d) of the Securities Exchange Act of 1934.

(14)                            Includes 13,400 shares held by Mr. Viets’ spouse as trustee of the Robert O. Viets Florida Intangible Trust, as to which Mr. Viets claims beneficial interest.

The information with respect to beneficial ownership of Common Stock of the Company is based on information furnished to the Company by each individual included in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“1934 Act”), requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Company to file with the SEC certain reports regarding their ownership of Common Stock or any changes in such ownership. In addition, officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Form 5s were required for such persons, the Company believes that, during the year ended December 31, 2003, and except as set forth below, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act. There was a late filing of one Form 4 on behalf of Ms. Mary Beth Nebel, an executive officer of the Company, reporting one transaction. This was an inadvertent omission, and the Form 4 was promptly filed upon discovery of the oversight.

Proposal One:
Election of Directors

Nominees.   At the Annual Meeting, four (4) directors are to be elected, each to hold office for a three-year term or until a successor is elected and qualified. Messrs. Richard H. Blum, F. Lynn McPheeters, Gerald D. Stephens, and Robert O. Viets are Class II directors who were elected by the shareholders in 2001 for three-year terms expiring in 2004.

Voting of Proxies.   Unless otherwise instructed, the shares represented by a proxy will be voted for the election of the four nominees named above. The affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors. Votes will be tabulated by an Inspector of Election appointed at the Annual Meeting. Shares may be voted for, or withheld from, each nominee. Shares that are withheld and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular nominee. There is no cumulative voting for the directors under the Company’s Articles of Incorporation.

Substitute Nominees.   The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event that any nominee shall become unavailable for election, the shares represented by a proxy will be voted for the election of a substitute nominee selected by the persons appointed as proxies unless the Board of Directors should determine to reduce the number of directors pursuant to the Company’s By-Laws.

Director and Nominee Information.   The following includes certain information with respect to the current directors and nominees to the Board of Directors furnished to the Company by such individuals:

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION

Richard H. Blum (term expiring in 2004) PICTURE	65	2000

Chairman of AXIS Specialty U.S.Holdings, Inc., Holdings, Inc., having joined them on February 1, 2002. Was Senior Advisor to Marsh & McLennan Companies, Inc., (MMC) a professional services firm in risk and insurance services, investment management and consulting businesses from 1999 to January 31, 2002. Former director of MMC from 1986 to 1999 and served as Vice Chairman of J&H Marsh & McLennan from 1997 to 1999, and previously as Chairman and CEO of Guy Carpenter & Company, Inc., having joined that firm in 1958.

F. Lynn McPheeters (term expiring in 2004) PICTURE	61	2000

Vice President and Chief Financial Officer of Caterpillar Inc., manufacturer of construction, mining and related equipment. Mr. McPheeters joined Caterpillar Inc. in 1964 and held various finance positions until his promotion to Vice President and CFO in 1998.

Gerald D. Stephens (term expiring in 2004) PICTURE	71	1965	Elected Chairman of the Board of the Company January 1, 2001. Mr. Stephens founded the Company in 1965 and served as Chief Executive Officer until his election as Chairman of the Board.

Robert O. Viets (term expiring in 2004) PICTURE	60	1993

Since 1999, President of ROV Consultants, LLC. Former President, CEO and Director from 1988 until 1999 of CILCORP Inc., a holding company in Peoria, Illinois, whose principal subsidiary was Central Illinois Light Company.

Certain information concerning the remaining directors, whose terms expire either in 2005 or 2006, is set forth as follows based upon information furnished to the Company by such individuals:

John T. Baily(1) (term expiring in 2005) PICTURE	60	2003

Appointed to the Board on August 28, 2003. Was National Insurance Industry Chairman and Board Member of the international accounting firm of Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP) retiring in 1999 after 23 years as a partner. Served as President of Swiss Re Capital Partners from 1999 through 2002.

William R. Keane (term expiring in 2005) PICTURE	87	1966	Former Vice President, Contacts, Inc. (contact lens dispenser) in Chicago, Illinois, until his retirement in 1983.

Gerald I. Lenrow (term expiring in 2005) PICTURE	76	1993

Since 1999, in private law practice providing consultation services to certain members of the insurance industry. Consultant to General Reinsurance Corp. until December 31, 1998. Former partner in the international accounting firm of Coopers & Lybrand LLP until 1990, following which he served as its consultant until 1996.

Charles M. Linke (term expiring in 2006) PICTURE	66	2003

Professor Emeritus of Finance at the University of Illinois (Urbana-Champaign) since 1998. Professor Linke has held various positions with the University of Illinois since 1966. CEO of Economics Et Cetera, Inc. (formerly Linke & Associates, Inc.), a consulting firm specializing in financial economics since 1981.

Jonathan E. Michael (term expiring in 2006) PICTURE	50	1997

President & Chief Executive Officer of the Company since 2001. Elected Chairman of the Board & Chief Executive Officer of the Company’s principal insurance subsidiaries January 1, 2002. Mr. Michael joined the Company in 1982, and held various managerial and executive officer positions until his promotion to President & Chief Executive Officer.

Edwin S. Overman (term expiring in 2005) PICTURE	81	1987

President Emeritus of the Insurance Institute of America and the American Institute for Chartered Property/Casualty Underwriters, national educational organizations in Malvern, Pennsylvania, since his retirement as President, CEO of the Institutes in 1987.

Edward F. Sutkowski (term expiring in 2006) PICTURE	65	1975	Since 1965, President of the law firm of Sutkowski & Rhoads Ltd., a regional firm specializing in tax, fiduciary litigation, pension and ERISA law.

(1)                                  Mr. Baily serves as a Director of Endurance Specialty Holdings, Ltd., Erie Indemnity Company and its subsidiary, Erie Family Life Insurance Company, and NYMAGIC, Inc., all publicly traded companies.

Proposal Two:

Approval of the RLI Corp. Nonemployee Directors’ Stock Plan

Time commitments for service as a director of public companies have increased in recent years.  These increasing demands on directors’ time have greatly increased the competition for potential directors who possess the talents, skills, judgment, personal attributes and other characteristics of an outstanding director.  This competition is especially keen for independent directors who are not associated with a company that requests their services as a director.

The Board of Directors has adopted the RLI Corp. Nonemployee Directors’ Stock Plan (“Stock Plan”) to provide compensation to each director of the Company who is not an employee of the Company or its subsidiaries, in the form of a stock grant at the time of such director’s election or appointment to the Board of Directors, and future stock grants based on continued service as a director.  The Board of Directors believes that the Stock Plan will enhance the Company’s ability to attract and retain well-qualified individuals, enhance the long-term commitment of nonemployee directors to the Company, and further align their interests with the interests of the shareholders.

Summary of the Stock Plan

The following is a summary of the Stock Plan adopted by the Board of Directors on March 8, 2004, subject to shareholder approval of the Stock Plan.  This summary is qualified in its entirety by reference to the complete Stock Plan attached as Exhibit A. Effective May 7, 2004, no future options will be granted under the Director Plan, if the Stock Plan is approved by the Shareholders.

Purpose.   The Stock Plan is intended to advance the interests of the Company and its shareholders by attracting, retaining, compensating and motivating the performance of nonemployee directors of the Company and to encourage and enable nonemployee directors to acquire and retain a proprietary interest in the Company by ownership of its stock.

Eligibility.   Only the Company’s nonemployee directors are eligible to participate in the Stock Plan.  Nine nonemployee directors currently serve on the Board (all directors except Messrs. Stephens and Michael).

Administration.   The Stock Plan is administered by the Nominating/Corporate Governance Committee (“Committee”) comprised of directors Messrs. Baily, Blum, McPheeters and Sutkowski.

Shares Subject to the Stock Plan.   Subject to shareholder approval of the Stock Plan, an aggregate of 200,000 shares of Common Stock of the Company will be reserved for directors’ stock grants, subject to adjustments for such matters as stock splits and stock dividends.  Shares of Common Stock issued and sold under the Stock Plan may be either authorized but unissued shares or shares held in the Company’s treasury, which includes shares repurchased in the open market.

Stock Grants.   From time to time, the Committee will recommend for approval by the Board the dollar amount of the fee to be paid under the Stock Plan to each new nonemployee director who joins the Board (“New Director Fee”).  Currently, the New Director Fee is $30,000. Commencing with the 2004 Annual Meeting, each new nonemployee director who joins the Board will receive a stock grant having a fair market value equal to the New Director Fee, such that the number of shares of Common Stock subject to the stock grant will be equal to the number determined by dividing the New Director Fee by the fair market value of a share of Common Stock on the date of grant. The stock grant will be made as of the date of the nonemployee director’s election to the Board.

The Committee will recommend for approval by the Board the dollar amount of the fee to be paid under the Stock Plan to each nonemployee director for service during each fiscal year (“Annual Fee”).  Currently the Annual Fee is $30,000.  For each fiscal quarter ending during the fiscal year, the Company will issue to each nonemployee director a stock grant having a fair market value equal to one-fourth of the Annual Fee (“Quarterly Fee”), such that the number of shares of Common Stock subject to such stock grant will be equal to the number determined by dividing the Quarterly Fee by the fair market value of a share of Common Stock on the date of grant.  Stock grants issued as payment of the Quarterly Fee will be made on the tenth calendar day prior to the end of each fiscal quarter, provided that if such grant date falls on a weekend or a holiday, the grant date will be the immediately preceding business day.  If a nonemployee director is elected or terminated (other than removal for cause) during the fiscal quarter, the nonemployee director will receive a stock grant equal to the Quarterly Fee times a fraction, the numerator of which is the number of days during such quarter that the nonemployee director serves as a director and the denominator of which is 90.

The Annual Fee for the 2004 fiscal year, as recommended by the Committee and approved by the Board, will be made in two grants, each of which will be one-half of the Annual Fee, on the issuance dates (as determined above) for the quarters ending September 30, 2004 and December 31, 2004.

Fair market value means the average of the highest and lowest sale prices of a share of Common Stock on the NYSE on the date as of which fair market value is to be determined.

In addition to the automatic grants provided for above, the Committee may recommend for Board approval discretionary stock grants to any nonemployee director.  The Committee will select the nonemployee directors who will receive any discretionary stock grants and determine the number of shares subject to any such stock grant.

Each stock grant will be issued in the name of each nonemployee director.  Upon the issuance of a stock grant, the nonemployee director will be entitled to vote the shares of Common Stock and to receive any dividends paid thereon.

Effective Date, Termination and Amendment.   The Stock Plan will become effective on the date of its approval by the shareholders of the Company.  The Stock Plan will terminate on the date of the Annual Meeting in 2014, provided that the Board may at any time terminate the Stock Plan earlier.  Notwithstanding the foregoing, no termination of the Stock Plan will in any manner affect any previously issued stock grant without the consent of the nonemployee director who received the stock grant.  The Board may at any time and from time to time and in any respect, amend or modify the Stock Plan; provided, however, that shareholder approval will be required to the extent necessary to comply with the rules of the NYSE.  No amendment or modification of the Stock Plan will in any manner affect any previously issued stock grant without the consent of the nonemployee director who received the stock grant.

Shareholder Vote

The listing requirements of the NYSE require that the shareholders of the Company approve the Stock Plan.  The affirmative vote of the holders of at least a majority of the shares of Common Stock of the Company present and entitled to vote at the Annual Meeting is required for adoption of this proposal.  With respect to the approval of the Stock Plan, broker non-votes will not be considered present at the Annual Meeting.

The Board of Directors recommends the shareholders vote “For” the proposed RLI Corp. Nonemployee Directors’ Stock Plan.

Corporate Governance and Board Matters

Corporate Governance Principles.   The Company is committed to having sound corporate governance principles that are designed to ensure that the Board exercises reasonable business judgment in discharging its obligations to the Company and its shareholders. Corporate governance practices also help to ensure that full and transparent disclosures are made to the Company’s shareholders and the SEC.

The Company’s published Corporate Governance Guidelines, which are publicly available on the Company’s Internet site under Investors at www.rlicorp.com, outline the directors’ responsibilities, which include attendance at shareholder, Board and committee meetings. Each member of the Board attended the 2003 Annual Meeting of Shareholders and was available to respond to appropriate questions from the shareholders.

The Board is required under the NYSE rules to affirmatively determine the independence of each independent director and to disclose such determination in the proxy statement for each Annual Meeting of Shareholders of the Company. The Board has established guidelines to assist it in making this determination, which incorporate all of the NYSE independence standards. Only independent directors serve on the Company’s Audit Committee, Executive Resources Committee and Nominating/Corporate Governance Committee.

The Company has developed an orientation process that encourages new directors to attend a director seminar in their first year as a director. Each year, certain of the incumbent directors are requested to attend an accredited director seminar selected by the Company.

Director Independence Standards.   It is the policy of the Board of Directors of the Company that a majority of its members be independent. To be considered independent under the NYSE Listing Standards, the Board must affirmatively determine that a director or director nominee (collectively referred to as “director”) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board examines the independence of each of its members once per year, and again if a member’s outside affiliations change substantially during the year. With the exception of the Chairman of the Board and the President & CEO, the Board has affirmatively determined that each director is independent within the meaning of the NYSE Listing Standards and the Company’s Director Independence Standards.

The Board has established the following categorical standards to assist it in determining director independence:

(a)                                  A director will not be independent if, within the preceding three years:

(i)                                     the director was an employee, or an immediate family member of the director was an executive officer, of the Company;

(ii)                                  the director received, or an immediate family member of the director received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)                               the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor;

(iv)                              the director was employed, or an immediate family member of the director was employed, as an executive officer of another company where any of the Company’s present executive officers serve on that company’s compensation committee; or

(v)                                 the director was an executive officer or an employee, or an immediate family member of the director was an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

(b)                                 The following commercial and charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director, or an immediate family member of the director, is an executive officer, director, employee or holder of an equity interest of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in the last fiscal year, do not exceed the greater of $1 million, or 2% of such other company’s consolidated gross revenues; (ii) if a director, or an immediate family member of the director, is an executive officer, director, employee or holder of an equity interest of a company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other does not exceed the greater of $1 million, or 2% of such other company’s total consolidated assets; (iii) if a director, or an immediate family member of the director, is an executive officer, director, employee or holder of an equity interest of a company in which the Company owns an equity interest, and the amount of the Company’s equity interest in such other company does not exceed the greater of $1 million, or 2% of such other company’s total shareholders equity; (iv) if a director, or an immediate family member of the director, is an executive officer, director, employee or holder of an equity interest of a company that owns an equity interest in the Company; and (v) if a director, or an immediate family member of the director, serves as an officer, director or trustee of a charitable organization, and the charitable contributions from the Company to such charitable organization in the last fiscal year do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues. (The Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.)

(c)                                  For relationships not covered by the standards in subsection (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence standards set forth in subsections (a) and (b) above. The Company is required to explain in its proxy statement the basis for any Board determination that a relationship was immaterial, despite the fact that it did not meet the categorical standards of immateriality set forth in subsection (b) above.

Board Independence Status

Director	Independent	Non-Management	Management
John T. Baily	X
Richard H. Blum	X
William R. Keane	X
Gerald I. Lenrow	X
Charles M. Linke	X
F. Lynn McPheeters	X
Jonathan E. Michael			X
Edwin S. Overman	X
Gerald D. Stephens		X
Edward F. Sutkowski	X
Robert O. Viets	X

Director Nomination Policy.   The Nominating/Corporate Governance Committee of the Company considers director candidates based upon a number of qualifications, including their independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community, ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. Specifically, the Nominating/Corporate Governance Committee seeks directors who have demonstrated ethical and successful careers. Directors with insurance and accounting backgrounds are particularly desirable. Certain backgrounds giving rise to actual or perceived conflicts of interest are undesirable. The Nominating/Corporate Governance Committee conducts an annual assessment of the composition of the Board and its committees and reviews the appropriate skills and characteristics required of Board members. The Nominating/Corporate Governance Committee relies upon recommendations from a wide variety of its business contacts, including current executive officers, directors, community leaders, and shareholders as sources for potential director candidates, but may also utilize third party search firms if so desired.

The Nominating/Corporate Governance Committee will consider qualified director candidates recommended by shareholders. Any shareholder may recommend nominees for director by writing to the Corporate Secretary of the Company at 9025 N. Lindbergh Drive, Peoria, Illinois 61615, giving the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Code of Conduct.   The Company has adopted a Code of Conduct, which is designed to help directors and employees resolve ethical issues in an increasingly complex global business environment. The

Code of Conduct applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available at the Company’s website under Investors at www.rlicorp.com. The Company may post amendments to or waivers of the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this document.

Shareholder and Interested Parties Communications.   Any shareholder or other interested party who desires to communicate with the Company’s Presiding Director or any of the other members of the Company’s Board of Directors may do so electronically by sending an email to the following address: Presiding_Director@rlicorp.com. Alternatively, a shareholder or other interested party may communicate with the Presiding Director or any of the other members of the Board by writing to: Presiding Director, RLI Corp. 9025 N. Lindbergh Drive, Peoria, Illinois 61615. Communications may be addressed to the Presiding Director, an individual director, a Board Committee, the non-management directors or the full Board. Communications received by the Presiding Director will then be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

Certain Relationships and Related Transactions.   During 2003, the Company licensed software from SS&C Technologies, Inc. (“SSC”) of which Michael J. Stone, President & COO of the Company’s principal insurance subsidiaries, is a shareholder and his brother is the President, Chairman, CEO and a shareholder. The Company paid SSC $94,930 for software licensing and maintenance fees and believes such fees were made on terms at least as favorable as would have been available from other parties. The Company expects to continue its dealings with SSC in 2004.

Committees of the Board of Directors

The Board has three standing committees: Audit, Executive Resources and Nominating/Corporate Governance. All committees are comprised solely of independent directors in compliance with the NYSE Listing Standards. Commencing in 2004, the terms of each Committee Chair shall not exceed five (5) years. Charters for each committee are available on the Company’s website under Investors at www.rlicorp.com.

Audit Committee.   The Company’s Audit Committee, comprised exclusively of independent directors, met six times in 2003 to consider the outside audit firm relationship and to discuss the planning of the Company’s annual outside audit and its results. The Committee also monitored the Company’s management of its exposures to risk of financial loss, assessed the auditors’ performance, reviewed the adequacy of the Company’s internal controls, the extent and scope of audit coverage, monitored selected financial reports and selected the Company’s Independent Outside Auditors.

Fees for professional audit services rendered by KPMG LLP (“KPMG”), the Company’s Independent Outside Auditors, for the audits of the Company’s annual financial statements for 2003, and fees billed for other services rendered by KPMG were: Audit Fees, $453,205; Audit Related Fees, $102,594 (consists of audits of financial statements of employee benefit plans and fees billed relative to assistance provided in documenting internal control policies and procedures over financial reporting (these services are not the primary basis for management’s assessment over internal control of financial reporting)); Tax Fees, $0; and All Other Fees, $0. Comparative fees billed for 2002 were: Audit Fees, $521,467; Audit Related Fees, $15,760 (consists of audits of financial statements of employee benefit plans); Tax Fees, $0;  and All Other Fees, $0. The Committee considered the effects that the provision of non-audit services may have on the Company’s Independent Outside Auditors’ services. The Audit Committee is responsible for approving every engagement of KPMG to perform audit or non-audit services on behalf of the Company or any of its subsidiaries before KPMG is engaged to provide those services.

The Board of Directors annually determines the financial literacy of the members of the Audit Committee pursuant to the Corporate Governance Standards of the Listed Company Manual of the NYSE. The Board has determined that each member of the Audit Committee is independent and financially literate, and that one or more members possess accounting or related financial management expertise. The Board of Directors has further determined that each of Messrs. Baily, Lenrow, McPheeters and Viets is an audit committee financial expert as defined by the SEC.

Mr. Baily serves as either a member or chair of the audit committee of four public companies including the Company. After examination of Mr. Baily’s extensive accounting experience and considering his retirement from full-time employment, the Board determined that such simultaneous service would not impair his ability to effectively serve on the Audit Committee.

Messrs. Baily, Lenrow (Chairman), McPheeters and Viets are members of the Committee.

Executive Resources Committee.   The Company’s Executive Resources Committee, comprised exclusively of independent directors, met four times in 2003 to evaluate and recommend salaries and other compensation incentives of the President & Chief Executive Officer and certain key executive officers of the Company. The Committee also reviews and evaluates the President’s personal goals, management development and succession planning and the Company’s deferred compensation, stock option, pension and medical programs.

Messrs. Blum, Lenrow, Linke, McPheeters, Overman, Sutkowski and Viets (Chairman) are members of the Committee.

Nominating/Corporate Governance Committee.   The Company’s Nominating/Corporate Governance Committee, comprised exclusively of independent directors, met three times in 2003 to monitor current and emerging corporate governance principles and procedures for the Board. The Committee counsels the Board with respect to Board and Committee organization, compensation, membership, function and Board and Committee performance assessments, individually and collectively. The Committee identifies and reviews qualified individuals as potential new director candidates.

Messrs. Baily, Blum, McPheeters (Chairman) and Sutkowski are members of the Committee.

Committee Membership

Director	Audit	Executive Resources	Nominating/ Corporate Governance
John T. Baily	X		X
Richard H. Blum		X	X
William R. Keane
Gerald I. Lenrow	X*	X
Charles M. Linke		X
F. Lynn McPheeters	X	X	X*
Jonathan E. Michael
Edwin S. Overman		X
Gerald D. Stephens
Edward F. Sutkowski		X	X
Robert O. Viets	X	X*

*        Chair of Committee

Board Meetings and Compensation

Meetings.   During the year 2003, five meetings of the Board of Directors were held. No director attended fewer than 75% of the aggregate number of meetings of the Board and Board committees on which he served. In connection with each Board meeting, the independent and non-management directors meet in Executive Session. At least once a year, the independent directors meet in Executive Session without non-management and management directors. Effective February 4, 2004, Mr. Blum was elected the Presiding  Director of the Executive Session until the 2005 Annual Meeting of Shareholders.

Director Compensation.   During 2003, all nonemployee directors of the Company were compensated at the rate of $20,000 per year and paid $1,100 for each Board meeting attended, $1,100 for each Committee meeting of the Board attended, and $1,100 for each Committee meeting of the Board chaired. Effective May 7, 2004, all nonemployee directors of the Company will be compensated at the rate of $20,000 per year and paid $1,500 for each Board meeting attended, $1,500 for each Committee meeting of the Board attended (excluding the Audit Committee), $2,000 for each Audit Committee meeting of the Board attended, $5,000 per year for the Chairman of each of the Nominating/Corporate Governance and Executive Resources Committees and $10,000 per year for the Chairman of the Audit Committee. Effective May 7, 2004, each nonemployee director will receive a $30,000 stock grant in lieu of future stock options if the Stock Plan is approved by the shareholders, payable in two grants as set forth in the Stock Plan. Directors are also reimbursed for actual travel and related expenses incurred and are provided a travel accident policy funded by the Company.

During 2003, Gerald D. Stephens, the Chairman of the Board, was also an employee of the Company and was paid a base salary of $50,000. In addition to Mr. Stephens’ base salary, he also participated in the MVP Plan, ESOP, ISOP and an individualized Key Plan. The amount accrued during fiscal year 2003 and paid to Mr. Stephens in 2004 pursuant to the MVP Plan was $272,526. An additional allocation to Mr. Stephens’ memo bank account under the MVP Plan for 2003 resulted in a balance of $408,789, which may be payable to Mr. Stephens’ in future years under the MVP Plan. Plan year 2002 resulted in a negative memo bank account carried forward for Mr. Stephens of ($203,661). Also in 2003, Mr. Stephens received a $7,500 cash contribution in the ESOP, incentive stock options to purchase 1,800 shares of Common Stock at $40.39 per share and no shares allocated to Mr. Stephens pursuant to the Key Plan.

Stock Option Plan For Outside Directors.   The Director Plan provides for the grant of an option to purchase 3,000 shares of the Company’s Common Stock to each newly elected or appointed nonemployee director. In addition, effective the first business day in February of each year, each nonemployee director is annually granted an option to purchase 1,800 shares of the Company’s Common Stock under the Director Plan. If the Company earns more than its cost of capital as provided under its MVP Plan in each respective year, each nonemployee director is granted an option to purchase 1,800 additional shares of the Company’s Common Stock under the Director Plan, effective the first business day in February of the succeeding year. Since the Company earned more than its cost of capital in 2003 pursuant to the MVP Plan with respect to 2003, an option to purchase 1,800 additional shares of the Company’s Common Stock was granted to each nonemployee director. Furthermore, the exercise price of each option granted shall be an amount equal to the fair market value of such option share on the grant date, and all options granted provide for one-third annual vesting over a period of three years. In the event of a nonemployee director’s death, disability or termination of status as a nonemployee director, all options granted become fully vested. Effective May 7, 2004, no future options will be granted to nonemployee directors, if the Stock Plan is approved by the shareholders.

Director Deferred Compensation Plan.   Prior to the beginning of each year, a nonemployee director may elect to defer the compensation otherwise payable to the director during the succeeding year pursuant to the Deferred Plan. Under the Deferred Plan, the Company must transfer to a bank trustee, under an irrevocable trust established by the Company, such number of shares as are equal to the compensation as earned and deferred during the referent year. Dividends on these shares are reinvested quarterly under the Company’s Dividend Reinvestment Plan. In general, Deferred Plan benefits are distributable beginning when the director’s status terminates.

Audit Committee Report

The following report by the Audit Committee is required by the rules of the SEC to be included in this Proxy Statement and shall not be considered incorporated by reference in other filings by the Company with the SEC.

The Audit Committee of the Company’s Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors, which is attached to this Proxy Statement as Exhibit B. The Board of Directors believes that the Audit Committee’s current composition satisfies the NYSE rules governing audit committee composition and that each of the members of the Audit Committee is independent for purposes of the NYSE Listing Standards and the rules of the SEC. The Board of Directors has further determined that each of Messrs. Baily, Lenrow, McPheeters and Viets is an audit committee financial expert as defined by the SEC.

The Committee reviews the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the Independent Outside Auditors.

The Committee selects the Company’s Independent Outside Auditors and provides assistance to the members of the Board of Directors in fulfilling their oversight functions of the financial reporting practices and financial statements of the Company. It is not the duty of the Committee, however, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America. The Company’s Independent Outside Auditors are responsible for planning and conducting audits, and the Company’s management is responsible for determining that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America.

The Committee received reports and reviewed and discussed the audited financial statements with management and the Independent Outside Auditors. The Committee also discussed with the Independent Outside Auditors matters required to be discussed by Statement on Auditing Standards No. 61. The Company’s Independent Outside Auditors also provided to the Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1. The Committee discussed with the Independent Outside Auditors that firm’s independence and any relationships that may impact that firm’s objectivity and independence.

Based on the Committee’s discussion with and reports from management and its Independent Outside Auditors and the

Committee’s reliance on the representation of management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, the Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC.

Members of the Audit Committee

Gerald I. Lenrow, Chairman
John T. Baily
F. Lynn McPheeters
Robert O. Viets

Executive Resources Committee Report

The following report by the Executive Resources Committee is required by the rules of the SEC to be included in this Proxy Statement and shall not be considered incorporated by reference in other filings by the Company with the SEC.

General.   The Executive Resources Committee is responsible for determining specific compensation levels of certain executive officers. The Company aims to offer total compensation packages that attract, retain and motivate high quality executives and that reward executives for Company profitability and the enhancement of shareholder value. The following components of executive compensation have been designed to meet these objectives.

Base Salary.   The Executive Resources Committee sets base salary ranges for certain executive officer positions based on publicly accessible executive compensation data from a group of comparable insurance companies. Actual salaries, which consider individual performance and job content in the context of these ranges, are targeted to fall within these ranges of salaries offered in the Company’s competitive market. In February 2003, a one-time discretionary bonus of $50,000 was paid to each of Messrs. Dondanville and Stone in recognition and appreciation of the valuable services they rendered in connection with the 2002 equity offering.

MVP Bonus.   The Company pays annual cash bonuses to certain executive officers and Gerald D. Stephens, Chairman of the Board, based upon provisions  of the MVP Plan, adopted by the shareholders in 1996, and reapproved by the shareholders in 2002. The MVP Plan rewards participants for earnings in excess of the Company’s cost of capital. The MVP Plan thus encourages participants to manage and allocate Company capital to products that produce income in excess of the cost of capital, thereby enhancing the potential for appreciation of shareholder value.

Under the MVP Plan, the total annual bonus pool for the Company, if any, is based upon the Executive Resources Committee-specified percentage of the Company’s return on capital in excess of its cost of capital. The Executive Resources Committee awards individual bonuses out of the pool, taking into account studies of bonus compensation in the Company’s competitive market and the executive officer’s job content. A memo bank account is established for each participant in the MVP Plan, and the participant’s allocated percentage of the MVP Bonus Pool for each year (whether a positive or negative amount) is annually credited to each participant’s account without limitation. Once a year, an interest factor is credited to positive balances and 40 percent of each participant’s positive account balance, if any, is paid out. The remaining positive balance or any negative balance is rolled into the next year and is adjusted by subsequent MVP Plan results.

Stock Options.   Stock options, both qualified and non-qualified, awarded pursuant to the ISOP are another important element of the Company’s compensation philosophy. The Company believes options serve as incentives to executives to maximize the long-term growth and profitability of the Company, which will be reflected in the Company’s stock price. Under the ISOP, options may not be granted for less than fair market value of the Company’s Common Stock on the date of grant, so that recipients will recognize value from the grants only if the Common Stock price increases in the future. Furthermore, all options granted provide for 20 percent annual vesting over a period of five years. In the event of a recipient’s termination of employment with the Company on or after age sixty-five, or a recipient’s death or disability, all options granted become fully vested.

ESOP.   The Company’s ESOP also offers a valuable way of aligning the interests of its employees, including executive officers, with those of its shareholders on a long-term basis. Pursuant to the ESOP, the Company may make annual cash contributions that are used to purchase Common Stock on behalf of the Company’s employees, including executive officers. All employees, including executive officers, may receive an annual contribution of 15 percent of wages (limited to $30,000). Due to the implementation of the 401k plan (see description below) beginning January 1, 2004, the ESOP participants may receive an annual contribution of 12 percent of wages (limited to $24,600). The ESOP vests 100% at the end of five years.

401k Plan.   Effective January 1, 2004, the Company adopted a 401k Plan in which all employees, including executive officers, scheduled to work 1,000 or more hours per year are entitled to participate. All participants receive an annual contribution of three percent of eligible wages, which is immediately vested. Additionally, the Company may make discretionary profit sharing contributions to the 401k Plan, which are allocated in proportion to compensation and vest 100% at the end of five years. Participants are also entitled to make their own contributions to the 401k Plan.

Chief Executive Officer.   Policies with respect to the Chief Executive Officer are the same as those discussed for executive officers generally except that, in addition to the ESOP, Mr. Michael is eligible to participate in an individualized Key Plan. Under the Key Plan, the Company makes annual cash contributions which are used to purchase stock held in a trust it maintains for Mr. Michael’s benefit in an amount equal in value to the excess of the contribution allowable to him under the ESOP (determined without regard to any limitations on compensation imposed by the Internal Revenue Code), over the contribution actually made for him under the ESOP (determined with regard to such limitations).

Internal Revenue Code Section 162(m).   The Company intends that total compensation, including bonuses awarded pursuant to the MVP Plan, will satisfy the conditions necessary for deductibility by the Company under Section 162(m) of the Internal Revenue Code, which limits the ability of the Company to deduct any compensation in excess of $1,000,000 per year for federal income tax purposes unless such conditions are met.

Members of the Executive Resources Committee

Robert O. Viets, Chairman
Richard H. Blum
Gerald I. Lenrow
Charles M. Linke
F. Lynn McPheeters
Edwin S. Overman
Edward F. Sutkowski

Executive Management Compensation

Executive Officers. The following information is provided as to each current executive officer of the Company:

Name and Age	Position with Company	Executive Officer Since

Joseph E. Dondanville	Senior Vice President, Chief Financial Officer	1992
Age 47

Camille J. Hensey	Vice President and Corporate Secretary	1987
Age 62

Aaron H. Jacoby	Treasurer	2003
Age 33 (1)

Jonathan E. Michael	President & Chief Executive Officer and Director	1985
Age 50

Mary Beth Nebel	Vice President and General Counsel	1994
Age 47

Michael J. Stone	President & Chief Operating Officer of the Company’s principal insurance subsidiaries	1997
Age 55

(1)                       Mr. Jacoby joined the Company as Director, Corporate Development, in November of 2001 and was promoted to Treasurer in August of 2003. Previously he was a manager in the Transactions Services Group of Pricewaterhouse Coopers from 1998 until February 2000. He was Director, Corporate Development, for InLight, Inc., a healthcare services company, until October 2000, when he rejoined PricewaterhouseCoopers in March 2001 as a Director in the Transactions Services Group.

Summary Compensation Table. The aggregate compensation earned from the Company and its subsidiaries during the last three fiscal years is expressed below for the Company’s President & Chief Executive Officer and the other four most highly compensated executive officers.

	ANNUAL COMPENSATION					LONG-TERM COMPENSATION
						AWARDS
NAME and PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($)		SECURITIES UNDERLYING OPTIONS (#)(1)	ALL OTHER COMPENSATION($)(2)
Jonathan E. Michael	2003	415,000		380,001	(3)	60,000	68,159
President & Chief	2002	388,333	(4)	0	(3)	60,000	64,483
Executive Officer	2001	360,000	(4)	0	(3)	60,000	97,306

Michael J. Stone	2003	298,000	(4)	273,357	(3)(4)	40,000	32,215
President & Chief	2002	281,201	(4)	0	(3)	48,000	32,803
Operating Officer of the Company’s principal insurance subsidiaries	2001	235,836	(4)	0	(3)	30,000	27,934

Joseph E. Dondanville	2003	207,000		212,319	(3)(4)	28,000	32,215
Senior Vice President,	2002	196,314		0	(3)	32,000	32,198
Chief Financial Officer	2001	171,839		0	(3)	22,000	27,934

Mary Beth Nebel	2003	144,000		57,765		5,000	30,005
Vice President and	2002	136,307		42,280		6,000	32,803
General Counsel	2001	126,874		69,069	(5)	6,000	27,934

Camille J. Hensey	2003	123,405		54,027		4,000	25,724
Vice President and	2002	118,457		36,300		5,000	28,755
Corporate Secretary	2001	112,633		56,866	(5)	5,000	25,599

(1)               Twenty percent of each option grant becomes exercisable one year after the date of the grant and each year thereafter in 20% increments. Such options lapse at the end of the 10-year period beginning on the grant date.

(2)               Represents the value of Company contributions to the ESOP on behalf of the named executive officers. In the case of Mr. Michael, the amounts include shares allocated to him under his Key Plan as follows: 1,511 shares in respect to 2003; 377 shares in respect to 2002; 5,478 shares in respect of 2001. In general, benefits are distributable to Mr. Michael when his employment terminates. Under the Key Plan, the Company must transfer to the trustee under an irrevocable trust maintained by the Company for the benefit of Mr. Michael such number of shares as are equal in value to the excess of (a) the contribution allocable to him under the ESOP determined without regard to any limitation on compensation imposed by the Internal Revenue Code, over (b) the contribution actually allocable to him under the ESOP determined with regard to any limitation on compensation imposed by the Internal Revenue Code. The total value of Mr. Michael’s Key Plan benefits as of December 31, 2003, was $1,154,921.

(3)               Amounts represent compensation accrued during fiscal year 2003 and paid in 2004 pursuant to the Company’s MVP Plan, exclusive of the following additional amounts which may be payable to such individuals in future years under the MVP Plan: Mr. Michael $570,002; Mr. Stone $335,036; and Mr. Dondanville $243,479. Messrs. Dondanville and Stone’s bonus amounts include a one-time discretionary bonus of $50,000 each in recognition of the valuable services they rendered in connection with the 2002 equity offering. Plan years 2002 and 2001 resulted in negative memo bank accounts carried forward for the following named executive officers: Mr. Michael ($819,949 in respect to 2002; $366,759 in respect to 2001); Mr. Stone ($503,578 in respect to 2002; $231,663 in respect to 2001); and Mr. Dondanville ($302,183 in respect to 2002; $120,908 in respect to 2001). Memo bank accounts refer to the earned but unpaid balances, which can be positive or negative, associated with the MVP Plan.

(4)               Includes amounts voluntarily deferred under the Deferred Agreement. The Deferred Agreement allows executive officers to defer portions of current base salary and bonus compensation otherwise payable during the year.

(5)               Effective January 1, 2001, Ms. Nebel and Ms. Hensey ceased to be participants in the MVP Plan. Amounts include payout of their memo bank accounts.

Option Grants in Last Fiscal Year. The following table shows information regarding grants of stock options made to the named executive officers under the ISOP during the fiscal year ended December 31, 2003. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and 10 percent over the full 10-year term of the options, which would result in stock prices of approximately $48.13 and $76.65, respectively. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 25,165,350 outstanding shares of the Company’s Common Stock held by all shareholders as of December 31, 2003, which would total approximately $1,211,304,835 and $1,928,800,508, respectively. No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and common stock holdings are dependent on the future performance of the Company’s Common Stock. There can be no assurance that the potential realizable values shown in this table will be achieved.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					If Stock At $48.13	If Stock At $76.65

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	5%($)(3)	10%($)(3)
All Shareholders’ Stock Appreciation					1,211,304,835	1,928,800,508
Jonathan E. Michael	60,000	20.86%	29.55	05/01/13	1,115,030	2,825,705
Michael J. Stone	40,000	13.91%	29.55	05/01/13	743,353	1,883,804
Joseph E. Dondanville	28,000	9.74%	29.55	05/01/13	520,347	1,318,663
Mary Beth Nebel	5,000	1.74%	29.55	05/01/13	92,919	235,475
Camille J. Hensey	4,000	1.39%	29.55	05/01/13	74,335	188,380

(1)               Each option grant becomes exercisable in 20% increments on the first five anniversaries of the grant date. Such options lapse on the 10th anniversary of the grant date.

(2)               The exercise price is the fair market value on the date of grant.

(3)               The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the SEC when the “Potential Realizable Value” alternative is used. These are not intended to be a forecast of the Company’s stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held on December 31, 2003. Value realized upon exercise is the excess of the fair market value of the underlying stock on the exercise date over the exercise price under the option. Value of unexercised, in-the-money options at fiscal year end is the difference between its exercise price and the fair market value of the underlying stock on December 31, 2003, which was $37.46 per share. These values, unlike the amounts set forth in the column headed “Value Realized,” have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; actual gains on exercise, if any, will depend on the value of the Company’s Common Stock on the date of exercise. There can be no assurance that these values will be realized.

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-money Options at Fiscal Year End ($)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jonathan E. Michael	1,600	45,168	194,430	177,960	3,935,094	2,226,124
Michael J. Stone	550	14,899	114,850	113,600	2,309,858	1,313,804
Joseph E. Dondanville	5,626	137,162	78,002	79,000	1,524,577	923,247
Mary Beth Nebel	0	0	20,695	17,680	447,365	233,826
Camille J. Hensey	200	5,892	16,991	13,920	373,480	179,557

Equity Compensation Plan Information. The following table provides information as of December 31, 2003, regarding Common Stock that may be issued under the Company’s existing equity compensation plans, including the Director Plan, the Key Plan, the ISOP, the Deferred Plan, the Deferred Agreement and the Restricted Stock Program Agreement (“Restricted Agreement”). Information is included for both equity compensation plans approved and not approved by the Company’s shareholders.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (1)	1,953,848 (2)	$19.95	1,482,928 (3)
Equity compensation plans not approved by shareholders (4)	-0-	-0-	(5)
Total	1,953,848	$19.95	1,482,928

(1)     Consists of the Director Plan and the ISOP.

(2)                Includes options to purchase 147,096 shares exercisable under the Director Plan and options to purchase 1,806,752 shares exercisable under the ISOP.

(3)                Includes 326,354 and 1,156,574 shares available for future issuance under the Director Plan and the ISOP, respectively.

(4)     Consists of the Deferred Plan, the Deferred Agreement, the Key Plan and the Restricted Agreement.

(5)                No specific number of shares of the Company’s Common Stock are reserved for future issuance under these plans.  Under the Company’s Deferred Plan and Deferred Agreement, executive officers and directors may elect to defer compensation otherwise payable to them. Under the Deferred Plan and Deferred Agreement, the Company must transfer to a bank trustee, under an irrevocable trust established by the Company, such number of shares of Common Stock as are equal to the compensation earned and deferred. Under the Key Plan, the Company makes annual cash contributions which are used to purchase Common Stock held in a trust it maintains for Mr. Michael’s benefit in an amount equal in value to the excess of the contribution allowable to him under the ESOP (determined without regard to any limitations on compensation imposed by the Internal Revenue Code), over the contribution actually made for him under the ESOP (determined with regard to such limitations). Under the Company’s Restricted Agreement, the Company purchases Common Stock on behalf of participating insurance agents and brokers that produce certain minimum premium amounts and have acceptable loss ratios. Such shares are subject to a three-year holding period, during which the participant may not transfer, sell, pledge or assign any of such shares to any party. If at any time during the three-year holding period, the participating insurance agent or broker fails to produce certain ongoing minimum premium amounts, breaches its fiduciary duty to the Company or terminates its agency or brokerage relationship with the Company, such shares are forfeited and transferred to the Company. The Company terminated the Restricted Agreement January 2, 2004.

Pension Plan. The following table illustrates the estimated annual benefits that are not subject to any deduction for social security or other offset amount (based on a straight-life annuity payable beginning at age 65, but in no event less than 120 monthly payments) under the Company’s Pension Plan for specified compensation and service levels assuming a participant retired on July 1, 2004, at age 65 after selected years of service:

Average Annual Compensation	Estimated Annual Pension Benefit upon Retirement at July 1, 2004, with Years of Service Indicated
	15 Yrs.	20 Yrs.	25 Yrs.	30 Yrs.	35 Yrs.
$115,000	$22,160	$29,546	$36,933	$44,319	$51,706
130,000	25,557	34,076	42,595	51,114	59,633
145,000	28,955	38,606	48,258	57,909	67,561
160,000	32,352	43,136	53,920	64,704	75,488
175,000	35,750	47,666	59,583	71,499	83,416
190,000	39,147	52,196	65,245	78,294	91,343
200,000	41,412	55,216	69,020	82,824	96,628

Mr. Dondanville’s current covered compensation is $179,263 with 19 years of plan participation; Ms. Hensey’s current covered compensation is $156,802 with 16 years of plan participation; Mr. Michael’s current covered compensation is $180,000 with 20 years of plan participation; Ms. Nebel’s current covered compensation is $175,908 with 14 years of plan participation; and Mr. Stone’s current covered compensation is $180,000 with seven years of plan participation.

Effective January 1, 2004, no new participants will be permitted under the Company’s Pension Plan and no credit will be given for service after January 15, 2004. Annual benefits will continue to be adjusted for compensation increases, but will be subject to an annual compensation increase cap of five percent.

Common Stock Performance Chart

The following table compares the percentage change in the cumulative total shareholder return, including the reinvestment of dividends, on the Company’s Common Stock with a cumulative total return of the S&P Composite 500 Stock Index and the S&P Property and Casualty Index for the period beginning December 31, 1998, through December 31, 2003:

Annualized Compounded Total Return
Comparison of Five Year Cumulative
RLI, S&P 500, S&P P/C Ins Index

Annualized Compounded Total Return
RLI -  19.34%
S&P 500 - (0.57)%
S&P P/C Ins - 3.72%

Assumes $100 invested on December 31, 1998 in
RLI, S&P 500 Index, and S&P P/C Ins Index
with reinvestment of dividends.

There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends. The Company will neither make nor endorse any predictions as to future stock performance.

The foregoing table shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

Independent Outside Auditors

The Audit Committee has selected KPMG, the Company’s Independent Outside Auditors since 1983, to serve as the Company’s independent public accountants for the current fiscal year. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire, and will be available to respond to appropriate questions from the shareholders.

Other Business

The Board of Directors knows of no other business to be presented at the Annual Meeting; however, if any other matters do properly come before the meeting, it is intended that the persons appointed as proxies will vote in accordance with their best judgment.

It is important that proxies be voted promptly so the presence of a quorum may be assured well in advance of the Annual Meeting, thus avoiding the expense of follow-up solicitations. Accordingly, even if you expect to attend the Annual Meeting, you are requested to date, execute and return the enclosed proxy in the postage-paid, self-addressed envelope provided. If possible, vote your proxy over the Internet or by telephone using the instructions on your proxy card.

By Order of the Board of Directors

Camille J. Hensey
Vice President and Corporate Secretary

Peoria, Illinois

March 26, 2004

Exhibit A

RLI Corp.

Nonemployee Directors’ Stock Plan

ARTICLE I

PURPOSE

This RLI Corp. Nonemployee Directors’ Stock Plan is intended to advance the interests of RLI Corp. and its shareholders by attracting, retaining, compensating and motivating the performance of nonemployee directors of RLI Corp. and to encourage and enable such directors to acquire and retain a proprietary interest in RLI Corp. by ownership of its stock.

ARTICLE II

ADMINISTRATION; GRANTS

2.1           Board Authority.  Subject to the express provisions of the Plan and the powers granted to the Board, the Committee shall have discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Grant, and to make all the determinations necessary or advisable in the administration of the Plan.  All such actions and determinations by the Committee shall be conclusively binding for all purposes and upon all persons.  The Committee shall not be liable for any action or determination made in good faith with respect to the Plan or any Stock Grant under the Plan.

2.2           Stock Grants.  Each Stock Grant shall be issued in the name of the Nonemployee Director.  Upon the issuance of a Stock Grant, the Nonemployee Director shall be entitled to vote the shares of Common Stock and to receive any dividends paid thereon.

ARTICLE III

SHARES OF STOCK SUBJECT TO PLAN

Subject to adjustment pursuant to the provisions of this Section 3.1, the maximum number of shares of Common Stock which may be issued and sold hereunder shall be 200,000 shares; provided, that in the event of a recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant change affecting the capitalization of the Company, the number of shares issuable under the Plan shall be appropriately adjusted.  Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury, which includes shares repurchased in the open market.

ARTICLE IV

STOCK GRANTS

4.1           New Director Fee.  From time to time, the Committee shall recommend for approval by the Board the dollar amount of the fee to be paid to each new Nonemployee Director who joins the Board (“New Director Fee”).  Commencing with the 2004 Annual Meeting, each new Nonemployee Director who joins the Board shall receive a Stock Grant having a Fair Market Value equal to the New Director Fee, such that the number of shares of Common Stock subject to the Stock Grant shall be equal to the number determined by dividing the New Director Fee by the Fair Market Value of a share of Common Stock on the date of grant.  The Stock Grant shall be made as of the date of the Nonemployee Director’s election to the Board.

4.2           Annual Fee.  From time to time, the Committee shall recommend for approval by the Board the dollar amount of the fee to be paid to each Nonemployee Director for service during each fiscal year (“Annual Fee”).  For each fiscal quarter ending during the fiscal year, the Company shall issue to each Nonemployee Director a Stock Grant having a Fair Market Value equal to one-fourth of the Annual Fee (“Quarterly Fee”), such that the number of shares of Common Stock subject to such Stock Grant shall be equal to the number determined by dividing the Quarterly Fee by the Fair Market Value of a share of Common Stock on the date of grant.  Stock Grants issued as payment of the Quarterly Fee shall be made on the tenth calendar day prior to the end of each fiscal quarter, provided that if such grant date falls on a weekend or a holiday, the grant date shall be the immediately preceding business day.  If a Nonemployee Director is elected or terminated (other than removal for cause) during the fiscal quarter, the Nonemployee Director shall receive a Stock Grant equal to the Quarterly Fee times a fraction, the numerator of which is the number of days during such quarter that the Nonemployee Director serves as a director and the denominator of which is 90.

4.3           2004 Transition Year.  The Annual Fee for the 2004 fiscal year, as recommended by the Committee and approved by the Board, shall be made in two grants, each of which shall be one-half of the Annual Fee, on the issuance dates (as determined under Section 4.2 above) for the quarters ending September 30, 2004 and December 31, 2004.

4.4           Discretionary Grants.  In addition to the automatic grants provided for above, the Committee may recommend for Board approval discretionary Stock Grants to any Nonemployee Director in accordance with the provisions of this Section 4.4.  The Committee shall select the Nonemployee Directors who will receive any such Stock Grants under this Section 4.4 and determine the number of shares subject to any such Stock Grant, which shall be subject to Board approval.

4.5           Fractional Shares.  The Company shall not be required to issue fractions of shares of Common Stock.  Whenever under the terms of the Plan a fractional share would be required to be issued, an amount in lieu thereof shall be paid in cash for such fractional share based upon the same Fair Market Value as was utilized to determine the number of shares to be issued on the relevant issuance date.

ARTICLE V

EFFECTIVE DATE, TERMINATION AND AMENDMENT

5.1           Effective Date.  The Plan shall become effective after its adoption by the Board and on the date of its approval by the shareholders of the Company in accordance with applicable state law, the Articles of Incorporation and By-laws of the Company and the rules of the NYSE.

5.2           Termination.  The Plan shall terminate on the date of the Annual Meeting in 2014, provided that the Board may at any time terminate the Plan earlier.  Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any previously issued Stock Grant without the consent of the Nonemployee Director who received the Stock Grant.

5.3           Amendment.  The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that shareholder approval will be required to the extent necessary to comply with the rules of the NYSE.  Notwithstanding the foregoing, no amendment or modification of the Plan shall in any manner affect any previously issued Stock Grant without the consent of the Nonemployee Director who received the Stock Grant.

ARTICLE VI

MISCELLANEOUS

6.1           Rights as Shareholder.  Nothing contained herein relating to any grant of a Stock Grant shall create an obligation on the part of the Company to repurchase any shares of Common Stock granted hereunder.

6.2           Service on Board.  Nothing in the Plan or any Stock Grant shall confer upon any Nonemployee Director the right to continue service as a member of the Board, nor shall it create any obligation on the part of the Board or the Committee to nominate any Nonemployee Director for reelection by the Company’s shareholders.

6.3           Compliance with Law.  The Plan and the obligations of the Company to issue or transfer shares of Common Stock as Stock Grants shall be subject to all applicable laws and regulations and to approvals by any governmental or regulatory agency as may be required.  The Committee may revoke a Stock Grant if it is contrary to law or modify a Stock Grant to bring it into compliance with any valid and mandatory law or government regulation.

6.4           Plan Binding on Successors.  The Plan shall be binding upon the Company, its successors and assigns, and each Nonemployee Director, such Nonemployee Director’s executor, administrator and transferees.

6.5           Construction and Interpretation.  Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

6.6           Severability.  If any provision of the Plan or any Stock Grant shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

6.7           Governing Law.  The validity and construction of the Plan and of any Stock Grant shall be governed by the laws of the State of Illinois.

ARTICLE VII

DEFINITIONS

7.1                                 “Annual Fee” shall have the meaning set forth in Section 4.2.

7.2                                 “Annual Meeting” means an Annual Meeting of Shareholders of the Company.

7.3                                 “Board” means the Board of Directors of the Company.

7.4                                 “Committee” means the Nominating/Corporate Governance Committee of the Board.

7.5                                 “Common Stock” means the Company’s common stock.

7.6                                 “Company” means RLI Corp.

7.7                                 “Fair Market Value” means the average of the highest and lowest sale prices of a share of Common Stock on the NYSE on the date as of which fair market value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported.  If Common Stock is not listed on the NYSE on the date as of which fair market value is to be determined, the Board shall determine in good faith the fair market value in whatever manner it considers appropriate.

7.8                                 “New Director Fee” shall have the meaning set forth in Section 4.1.

7.9                                 “Nonemployee Director” means any member of the Board who is not an employee of the Company.

7.10                           “NYSE” means the New York Stock Exchange.

7.11                           “Plan” means this RLI Corp. Nonemployee Directors’ Stock Plan.

7.12                           “Quarterly Fee” shall have the meaning set forth in Section 4.2

7.13                           “Stock Grant” means a grant of Common Stock under the Plan.

Exhibit B

RLI CORP.

AUDIT COMMITTEE CHARTER

Organization

The Board of Directors (“Board”) of RLI Corp. has established an Audit Committee (“Committee”) with authority, responsibility and specific duties as described herein.  The Committee shall be composed of at least three directors who are independent directors (as defined in the RLI Corp. Corporate Governance Guidelines)  free of any relationship that, in the opinion of the Board , would interfere with their exercise of independent judgment as a Committee member.  Such Committee members shall also be financially literate and at least one Committee member shall have accounting or related financial management expertise.  At least one  Committee member shall be an audit committee financial expert as defined by the Securities and Exchange Committee. Committee members shall be recommended by the Nominating/Corporate Governance Committee and appointed by the Board. They may be removed from the Committee at any time, with or without cause, by the Board.  If any member of the Committee simultaneously serves on the audit committee of more than three public companies, the Board shall determine whether such simultaneous service would impair the ability of such member to effectively serve on the Committee.

Statement of Policy

The Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company,  the quality and integrity of the financial reports of the Company, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors.   In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company.

Responsibilities

The Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.  In carrying out these responsibilities, the Committee will:

I.                Review Procedures:

1.               Review with the independent auditor any audit problems or difficulties and management’s response.

2.               Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.  Any changes in accounting principles should be reviewed.

3.               Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

4.               Review and approve any non-audit services and relationships with the independent auditors.

5.               Review the Company’s loss reserves.

6.               Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

7.               Review and reassess the adequacy of this Charter at least annually.  Submit the charter to the Board for approval and ensure the document is published at least every three years in accordance with SEC regulations.

II.           Independent Auditors

1.               Appoint, oversee, compensate, retain and terminate the independent auditors selected to audit the financial statements of the Company and its divisions and subsidiaries, including sole authority to approve all audit engagement fees and terms.  The independent auditors shall report to the Committee.

2.               Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

3.               Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.  Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.  Further, the Committee periodically should review Company policy statements to determine their adherence to the Code of Conduct.

4.               At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

5.               Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present.  Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

6.               Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

7.               Meet separately, at least quarterly, with management, with internal auditors (or other personnel responsible for the internal audit function), and with independent auditors.

III.  Other Committee Responsibilities

1.               Follow established procedures for the receipt, retention and treatment of whistleblower complaints by Company associates regarding questionable accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission of such complaints.

2.               Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

3.               Set clear hiring policies for employees or former employees of the independent auditors.

4.               Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside legal, accounting or other advisors for this purpose if, in its judgment, that is appropriate, and to compensate such outside legal, accounting or other advisors from appropriate funding provided by the Company.

5.               Examine any “off balance sheet” structures and any use of “pro forma” or adjusted non-GAAP information.

6.               Discuss policies with respect to risk assessment and risk management.

7.               Discuss any earnings guidance provided to analysts and rating agencies.

8.               Annually prepare a report to shareholders as required by the SEC to be included in the Company’s annual proxy statement.

9.               Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

10.         Develop and conduct, at least annually, an assessment of the Committee’s performance on a continuing basis, individually and collectively.

11.         Prepare and, through the Committee’s Chair, submit periodic reports of the Committee’s work and findings to the Board.  Such reports will contain recommendations for Board actions when appropriate.

Investor Information

Annual Shareholders Meeting.  The 2004 Annual Meeting of Shareholders will be held at 2:00 p.m., CDT, on May 6, 2004, at RLI’s offices at 9025 N. Lindbergh Drive, Peoria, Illinois.

Internet Voting.  As a convenience, most RLI shareholders may vote their proxies via the Internet at http://www.proxyvote.com.  Instructions are in your proxy card that you receive. Registered shareholders may sign up to access RLI’s Annual Report and Proxy Statement over the Internet in the future. Beneficial owners may contact the brokers, banks or other holders of record of their stock to find out whether electronic delivery is available.

Shareholder Inquiries. Shareholders of record with requests concerning individual account balances, stock certificates, dividends, stock transfers, tax information or address corrections should contact the transfer agent and registrar:

Wells Fargo Shareholder Services

P.O. Box 64854

St. Paul, MN   55164-0854

Phone: 800-468-9716 or 651-450-4064

Fax: 651-450-4033

Email: stocktransfer@wellsfargo.com

Dividend Reinvestment Plan.  If you wish to sign up for an automatic dividend reinvestment and stock purchase plan or to have your dividends deposited directly into your checking, savings or money market accounts, send your request to the transfer agent and registrar.

Requests for Additional Information.  Electronic versions of the following documents are available on our website:  2003 Annual Report, 2004 Proxy Statement, Annual Report to the SEC (Form 10-K), code of conduct, corporate governance guidelines, and charters of the Executive Resources, Audit and Nominating/Corporate Governance Committees.  Printed copies of these documents are available without charge to any shareholder. To be placed on a mailing list to receive shareholder materials, contact our corporate headquarters.

Contacting RLI.  For investor relations requests and management’s perspective on specific issues, contact treasurer, Aaron Jacoby at 309-693-5880 or at aaron_jacoby@rlicorp.com.

RLI on the web.  www.rlicorp.com

[Picture of RLI’s website home page]

RLI CORP.

9025 North Lindbergh Drive

Peoria, Illinois 61615

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William R. Keane and Gerald D. Stephens, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated below, the shares of Common Stock of RLI Corp. held of record by the undersigned on March 8, 2004, at the Annual Meeting of Shareholders to be held on May 6, 2004 or any adjournments thereof.

If no other indication is made on the reverse side of this form, the proxies shall vote for each of the nominees listed on the reverse side of this form, for Proposal 2, and, in their discretion, upon such other business as may properly come before the meeting.

(Continued and to be signed and dated on the reverse side.)

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

RLI Corp. encourages you to take advantage of new and convenient ways to vote for matters to be covered at the 2004 Annual Meeting of Shareholders.  Please take the opportunity to use one of the three voting methods below to vote. We’ve made it easier than ever.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote 24 hours a day, 7 days a week.  Have the proxy card in hand when calling and then follow the simple instructions the Vote Voice provides.

VOTE BY INTERNET - WWW.PROXYVOTE.COM

Use the Internet to vote 24 hours a day, 7 days a week. Have the proxy card in hand when accessing the web site and follow the simple instructions to create an electronic ballot.

VOTE BY MAIL

Mark, sign and date the proxy card and return it in the postage-paid envelope we’ve provided or return it to RLI Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

[CONTROL NUMBER]

If you vote by telephone or vote using the Internet, please do not mail your proxy.

THANK YOU FOR VOTING.

To vote, mark blocks below in blue or black ink as follows:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.                                       ELECTION OF CLASS II DIRECTORS

(mark one):

NOMINEES:	Richard H. Blum, F. Lynn McPheeters, Gerald D. Stephens and Robert O. Viets

FOR ALL	☐

WITHHOLD ALL	☐

To withhold authority to vote for any individual nominee,

write that nominee’s name on the line below.

2. APPROVAL OF THE RLI CORP. NONEMPLOYEE DIRECTORS’ STOCK PLAN

For	Against	Abstain
☐	☐	☐

Please sign exactly as your name(s) appear(s).  Executors, trustees, and others signing in a representative capacity should include their name and the capacity in which they sign.

Signature	Date

Signature (Joint Owners)	Date

RLI CORP.

9025 North Lindbergh Drive

Peoria, Illinois 61615

RLI EMPLOYEE STOCK OWNERSHIP PLAN

Confidential Voting Instructions

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or by proxy), as indicated on the other side of this card, the number of shares of RLI Common Stock credited to your account under the RLI Corp. Employee Stock Ownership Plan, at the Annual Meeting of Shareholders to be held on May 6, 2004 or any adjournments thereof.

If no other indication is made on the reverse side of this form, the Trustee shall vote for each of the nominees listed on the reverse side of this card and upon Proposal 2, pro rata with all shares of Common Stock held in the RLI Corp. Employee Stock Ownership Plan (based upon the vote of all other participants who provide voting instructions), and, in its discretion, upon such other business as may properly come before the meeting.

These confidential voting instructions will be seen only by authorized representatives of the Trustee.

(Continued and to be signed and dated on the reverse side.)

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

RLI Corp. encourages you to take advantage of new and convenient ways to vote for matters to be covered at the 2004 Annual Meeting of Shareholders.   Please take the opportunity to use one of the three voting methods below to vote. We’ve made it easier than ever.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote 24 hours a day, 7 days a week up until 11:59 pm Eastern Time two days before the meeting date.   Have the proxy card in hand when calling and follow the simple instructions the Vote Voice provides.

VOTE BY INTERNET - WWW.PROXYVOTE.COM

Use the Internet to vote 24 hours a day, 7 days a week up until 11:59 pm Eastern Time two days before the meeting date. Have the proxy card in hand when accessing the web site and follow the simple instructions to create an electronic ballot.

VOTE BY MAIL

Mark, sign and date the proxy card and return it in the postage-paid envelope we’ve provided or return it to RLI Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

[CONTROL NUMBER]

If you vote by telephone or vote using the Internet, please do not mail your proxy.

THANK YOU FOR VOTING.

To vote, mark blocks below in blue or black ink as follows:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.                                       ELECTION OF CLASS II DIRECTORS

(mark one):

NOMINEES:	Richard H. Blum, F. Lynn McPheeters, Gerald D. Stephens and Robert O. Viets

FOR ALL	☐

WITHHOLD ALL	☐

To withhold authority to vote for any individual nominee,

write that nominee’s name on the line below.

2. APPROVAL OF THE RLI CORP. NONEMPLOYEE DIRECTORS’ STOCK PLAN

For	Against	Abstain
☐	☐	☐

In the Trustee’s discretion, upon other matters as may properly come before the meeting.

Please sign exactly as your name(s) appear(s).  Executors, trustees, and others signing in a representative capacity should include their name and the capacity in which they sign.

Signature	Date

Signature (Joint Owners)	Date